EXHIBIT (21)

SUBSIDIARIES OF THE COMPANY

PacifiCorp Group Holdings Company, a wholly-owned subsidiary of the Company and a Delaware corporation, has the following subsidiaries:

Name of Subsidiary	Approximate Percentage of Voting Securities Owned	State or Jurisdiction of Incorporation or Organization

PacifiCorp Financial Services, Inc.
   Pacific Harbor Capital, Inc.
   PacifiCorp Syn Fuel LLC
   Birmingham Syn Fuel I Inc.
   Birmingham Syn Fuel LLC
   Birmingham Syn Fuel II Inc.
PacifiCorp International Group Holdings Company

	100% 100% 100% 100% 100% 100% 100%	Oregon Delaware Oregon Oregon Oregon Oregon Oregon